Exhibit 99.1

Remark Media Announces Acquisition of Hotelmobi
Represents Commitment to the Mobile Travel Vertical in Both the U.S. and Asia

Las Vegas, NV May 7, 2014 – Remark Media Inc. (NASDAQ: MARK), a global digital media company, announced today that it has acquired Hotelmobi Inc., a company engaged in the business of developing, owning and operating hotel booking applications, including its “Roomlia” application currently in development.

PhoCusWright estimates that by 2015, mobile will account for one-quarter of U.S. online travel sales, driving $40 billion in revenue.

Shing Tao, Chairman and Chief Executive of Remark Media said, “We are excited to be entering the fast growing mobile travel market and are fortunate to be partnered with two seasoned industry executives in Michael Reichartz and Jim Ferguson. They are pioneers in online travel having launched and built Expedia’s merchant hotel business.”

Remark Media expects that the rollout of the “Roomlia” application will be completed in the third quarter of 2014 domestically and in Asia in the second half of 2015.

About Remark Media

Remark Media, Inc. (NASDAQ: MARK) is a global digital media company focusing on delivering original content to the 18-to-34 year old demographic primarily in Asia and the United States through its assets focused on consumer verticals, including: Bikini.com, Banks.com, US Tax Center at IRS.com, FileLater.com, TaxExtension.com, MyStockFund, BoWenWang and ComoTudoFunciona. The Company is headquartered in Las Vegas.

Forward-Looking Statements

This press release contains “forward-looking statements,” as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be in the future tense, and often include words such as “anticipate”, “expect”, “project”, “believe”, “plan”, “estimate”, “intend”, “will” and “may”. These statements are based on current expectations, but are subject to certain risks and uncertainties, many of which are difficult to predict and are beyond the control of Remark Media. Relevant risks and uncertainties include those referenced in Remark Media’s filings with the SEC, and include but are not limited to: our losses and need to raise capital; successfully developing and launching the Boxing Channel; reliance on third parties such as PPTV; ability to procure content and monetize audiences; restrictions on intellectual property under agreements with third parties; challenges inherent in developing an online business; reliance on key personnel; risks of business in foreign countries, notably China and Brazil, including obtaining regulatory approvals and adjusting to changing political and economic policies; governmental laws and regulations, including unclear and changing laws and regulations related to the internet sector in foreign countries, especially China; general industry conditions and competition; and general economic conditions, such as advertising rate, interest rate and currency exchange rate fluctuations. These risks and uncertainties could cause actual results to differ materially from those expressed in or implied by the forward-looking statements, and therefore should be carefully considered. Remark Media assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

Contact:

Remark Media, Inc.
Investor Relations
(702) 701-9517
ir@remarkmedia.com